Exhibit (j)(5) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Board of Trustees of

Federated Municipal Securities Income Trust:

We consent to the use of our reports dated October 24, 2013, with respect to the financial statements of Federated Michigan Intermediate Municipal Trust, Federated Municipal High Yield Advantage Fund, Federated New York Municipal Income Fund, Federated Ohio Municipal Income Fund, and Federated Pennsylvania Municipal Income Fund, each a portfolio of Federated Municipal Securities Income Trust, as of August 31, 2013, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm”, “Addresses”, and “Appendix” in the statements of additional information.

/s/ KPMG

Boston, Massachusetts

October 24, 2013